Exhibit 99.3

MUTUAL RELEASE OF CLAIMS

THIS MUTUAL RELEASE OF CLAIMS, by and between Duane P. Andrews, an individual (referred to herein as “you”), and Science Applications International Corporation, a Delaware corporation (referred to herein as “SAIC” or the “Company”), is entered into this January 27, 2006 (“Release”).

1.	In consideration for SAIC agreeing to allow you to continue your employment through April 15, 2006 (the effective date of your requested retirement), you waive, release and forever discharge SAIC, its directors, stockholders, agents, subsidiaries, affiliates, successors, assigns, employees, attorneys and representatives (collectively referred to as the “Releasees”) from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that you may have against Releasees or relating to the employment relationship between you and SAIC and the termination of that relationship, including any claims for compensation from the Company, and all claims and rights under the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621, and any personal gain with respect to any claim arising under the provisions of the False Claims Act, 3 1 U.S.C. 3730.

2.	For good and valid consideration, SAIC agrees to waive, release and forever discharge you from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that SAIC may have against you, with the exception of any claims based on (i) intentional misconduct, (ii) fraud, (iii) acts that SAIC would not be able to provide indemnification to you under our Certificate of Incorporation and the separate indemnification agreement that we entered into with you, and (iv) acts outside the course and scope of your employment or service as a director of SAIC.

3.	You are presently unaware of any injuries that you may have suffered as a result of working at SAIC and have no present intention of filing a workers’ compensation claim. Should any such claim arise in the future, you waive and release any right to proceed against SAIC for such a claim.

4.	You hereby agree to indemnify the Company and hold the Company and all other Releasees harmless from and against any and all losses, costs, judgments, damages or expenses, including, without limitation, attorneys’ fees, costs and expenses, incurred by Releasees in defending any claim or cause of action brought or asserted by you, which claims or cause of action was discharged by virtue of paragraphs 1 and/or 3 herein.

5.	SAIC hereby agrees to indemnify you and hold you harmless from and against any and all losses, costs, judgments, damages or expenses, including without limitation, attorney’s fees, costs and expenses, incurred by you in defending any claim or cause of action brought or asserted by SAIC, which claims or cause of action was discharged by virtue of paragraph 2.

6.	You acknowledge that you have been informed that you have the right to consider whether or not to enter into this Release for twenty-one (21) days. You understand that for a period of seven (7) days from the date you sign this Release, you may revoke this Release and that the Release shall not become effective or enforceable until the revocation period has expired.

7.	You acknowledge that you have had the opportunity to seek the advice of an attorney of your choice with regard to this Release and that there are no agreements, written or oral, express or implied, between you and SAIC, other than this Release. Furthermore, the terms of this Release may not be modified without the written agreement of all of the signatories hereto.

8.	Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this MOU, shall be settled in a final and binding arbitration conducted by an independent arbitrator pursuant to the SAIC Employment Arbitration Rules & Procedures.[1]

AGREED:

/s/ D.P. Andrews	1/27/06
D.P. Andrews	Date

For SAIC:

/s/ B. L. Theule	1-27-06
B. L. Theule	Date

[1]	At your request, SAIC will provide you with information from the on how claims are filed and how the arbitration process works.